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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
                                (Amendment No.5)



                               Sciele Pharma, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   320 51K 106
       ------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 21, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_] Rule 13d-1(b)
      [_] Rule 13d-1(c)
      [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (1-06)

                                Page 1 of 8 Pages

| CUSIP No.  808 627 103                                                           Page 2 of  8 Pages |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).  |
|                                                                                                     |
|           John N. Kapoor, Ph.D.                                                                     |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       2.  Check the Appropriate Box if a Member of a Group (See Instructions)                       |
|           (a) [X]                                                                                   |
|           (b) [_]                                                                                   |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       3.  Sec Use Only                                                                              |
|                                                                                                     |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       4.  Citizenship or Place of Organization                                                      |
|                                                                                                     |
|           United States                                                                             |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|              |       5.  Sole Voting Power                                                          |
|              |                                                                                      |
|              |            3,406,374 (1)                                                             |
|              |                                                                                      |
|              |--------------------------------------------------------------------------------------|
|              |       6.  Shared Voting Power                                                        |
|Number of     |                                                                                      |
|Shares        |            0                                                                         |
|Beneficially  ---------------------------------------------------------------------------------------|
|Owned by      |       7.  Sole Dispositive Power                                                     |
|Each          |                                                                                      |
|Reporting     |            3,406,374 (1)                                                             |
|Person With   |                                                                                      |
|              |--------------------------------------------------------------------------------------|
|              |       8.  Shared Dispositive Power                                                   |
|              |                                                                                      |
|              |            0                                                                         |
|-----------------------------------------------------------------------------------------------------|
|       9.  Aggregate Amount Beneficially Owned by Each Reporting Person                              |
|                                                                                                     |
|           3,406,374 (1)                                                                             |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]   |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      11.  Percent of Class Represented by Amount in Row (9)                                         |
|                                                                                                     |
|           9.7%                                                                                      |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      12.  Type of Reporting Person (See Instructions)                                               |
|                                                                                                     |
|            IN                                                                                       |
|-----------------------------------------------------------------------------------------------------|
|(1) Includes  2,386,942  shares held by Kapoor Pharma  Investments,  L.P., a limited  partnership (the
"Partnership"). E.J. Financial Enterprises, Inc. is the managing general partner of the Partnership and
Dr. Kapoor is the sole stockholder of E.J. Financial Enterprises.  The limited partnership interests of the Partnership are held by various family trusts. Includes 819,432 shares held by John N. Kapoor Trust dtd 9/20/89, of which Dr. Kapoor is the sole trustee and sole beneficiary. Includes 200,000 shares held by the Bob Kapoor 2000 Trust of which Dr. Kapoor acts as trustee.


CUSIP No.  808 627 103                                                             Page 2 of 8  Pages


| CUSIP No.  808 627 103                                                           Page 3 of  8 Pages |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).  |
|                                                                                                     |
|           Kapoor Pharma Investments, L.P.                                                           |
|           FEIN:  LP 36-4147462                                                                      |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       2.  Check the Appropriate Box if a Member of a Group (See Instructions)                       |
|           (a) [X]                                                                                   |
|           (b) [_]                                                                                   |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       3.  Sec Use Only                                                                              |
|                                                                                                     |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       4.  Citizenship or Place of Organization                                                      |
|                                                                                                     |
|           Delaware                                                                                  |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|              |       5.  Sole Voting Power                                                          |
|              |                                                                                      |
|              |            2,386,942 (2)                                                             |
|              |                                                                                      |
|              |--------------------------------------------------------------------------------------|
|              |       6.  Shared Voting Power                                                        |
|Number of     |                                                                                      |
|Shares        |            0                                                                         |
|Beneficially  ---------------------------------------------------------------------------------------|
|Owned by      |       7.  Sole Dispositive Power                                                     |
|Each          |                                                                                      |
|Reporting     |            2,386,942 (2)                                                             |
|Person With   |                                                                                      |
|              |--------------------------------------------------------------------------------------|
|              |       8.  Shared Dispositive Power                                                   |
|              |                                                                                      |
|              |            0                                                                         |
|-----------------------------------------------------------------------------------------------------|
|       9.  Aggregate Amount Beneficially Owned by Each Reporting Person                              |
|                                                                                                     |
|           2,386,942 (2)                                                                             |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]   |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      11.  Percent of Class Represented by Amount in Row (9)                                         |
|                                                                                                     |
|           6.8%                                                                                      |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      12.  Type of Reporting Person (See Instructions)                                               |
|                                                                                                     |
|            IN                                                                                       |
|-----------------------------------------------------------------------------------------------------|
|(2) E.J. Financial Enterprises, Inc. is the managing general partner of the Kapoor Pharma Investments,
L.P. (the  "Partnership")  and Dr. Kapoor is the sole stockholder of E.J.  Financial  Enterprises.  The limited partnership interests of the Partnership are held by various family trusts.


CUSIP No.  808 627 103                                                            Page 3 of  8 Pages


| CUSIP No.  808 627 103                                                            Page 4 of 8 Pages |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).  |
|                                                                                                     |
|           John N. Kapoor Trust dtd 9/20/89                                                          |
|           FEIN:  ###-##-####                                                                        |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       2.  Check the Appropriate Box if a Member of a Group (See Instructions)                       |
|           (a) [X]                                                                                   |
|           (b) [_]                                                                                   |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       3.  Sec Use Only                                                                              |
|                                                                                                     |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       4.  Citizenship or Place of Organization                                                      |
|                                                                                                     |
|           United States                                                                             |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|              |       5.  Sole Voting Power                                                          |
|              |                                                                                      |
|              |            819,432 (3)                                                               |
|              |                                                                                      |
|              |--------------------------------------------------------------------------------------|
|              |       6.  Shared Voting Power                                                        |
|Number of     |                                                                                      |
|Shares        |            0                                                                         |
|Beneficially  ---------------------------------------------------------------------------------------|
|Owned by      |       7.  Sole Dispositive Power                                                     |
|Each          |                                                                                      |
|Reporting     |            819,432 (3)                                                               |
|Person With   |                                                                                      |
|              |--------------------------------------------------------------------------------------|
|              |       8.  Shared Dispositive Power                                                   |
|              |                                                                                      |
|              |            0                                                                         |
|-----------------------------------------------------------------------------------------------------|
|       9.  Aggregate Amount Beneficially Owned by Each Reporting Person                              |
|                                                                                                     |
|           819,432 (3)                                                                               |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]   |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      11.  Percent of Class Represented by Amount in Row (9)                                         |
|                                                                                                     |
|           2.3%                                                                                      |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      12.  Type of Reporting Person (See Instructions)                                               |
|                                                                                                     |
|            OO                                                                                       |
|-----------------------------------------------------------------------------------------------------|
|(3) Dr. Kapoor is the sole trustee and sole  beneficiary  of the John N. Kapoor Trust dtd 9/20/89 (the
"JNK Trust").  The JNK Trust disclaims shares  beneficially  owned by Dr. Kapoor, the BK Trust, and the
Partnership.


CUSIP No.  808 627 103                                                              Page 4 of 8 Pages


| CUSIP No.  808 627 103                                                            Page 5 of 8 Pages |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).  |
|                                                                                                     |
|           Bob Kapoor 2000 Trust                                                                     |
|           FEIN:  ###-##-####                                                                        |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       2.  Check the Appropriate Box if a Member of a Group (See Instructions)                       |
|           (a) [X]                                                                                   |
|           (b) [_]                                                                                   |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       3.  Sec Use Only                                                                              |
|                                                                                                     |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|       4.  Citizenship or Place of Organization                                                      |
|                                                                                                     |
|           United States                                                                             |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|              |       5.  Sole Voting Power                                                          |
|              |                                                                                      |
|              |            200,000 (4)                                                               |
|              |                                                                                      |
|              |--------------------------------------------------------------------------------------|
|              |       6.  Shared Voting Power                                                        |
|Number of     |                                                                                      |
|Shares        |            0                                                                         |
|Beneficially  ---------------------------------------------------------------------------------------|
|Owned by      |       7.  Sole Dispositive Power                                                     |
|Each          |                                                                                      |
|Reporting     |            200,000 (4)                                                               |
|Person With   |                                                                                      |
|              |--------------------------------------------------------------------------------------|
|              |       8.  Shared Dispositive Power                                                   |
|              |                                                                                      |
|              |            0                                                                         |
|-----------------------------------------------------------------------------------------------------|
|       9.  Aggregate Amount Beneficially Owned by Each Reporting Person                              |
|                                                                                                     |
|           200,000 (4)                                                                               |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]   |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      11.  Percent of Class Represented by Amount in Row (9)                                         |
|                                                                                                     |
|           0.6%                                                                                      |
|                                                                                                     |
|-----------------------------------------------------------------------------------------------------|
|      12.  Type of Reporting Person (See Instructions)                                               |
|                                                                                                     |
|            OO                                                                                       |
|-----------------------------------------------------------------------------------------------------|
|(4) Dr.  Kapoor is the sole  trustee of the Bob  Kapoor  2000  Trust  (the "BK  Trust").  The BK Trust
disclaims shares beneficially owned by Dr. Kapoor, the JNK Trust, and the Partnership.



CUSIP No.  808 627 103                                                              Page 4 of 8 Pages

CUSIP No.  808 627 103                                        Page 5 of 8  Pages

Item 1.

           (a)    Name of Issuer
                    Sciele Pharma, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    5 Concourse Parkway, Suite 1800
                    Atlanta, GA 30328.

Item 2.

           (a)    Name of Person Filing
                    See item (1) of the cover pages.

           (b) Address of Principal Business Office or, if none, Residence The principal business office for all reporting persons is 225 East Deerpath, Suite 250, Lake Forest, IL 60045.

           (c)    Citizenship
                    See item (4) of cover pages.

           (d)    Title of Class of Securities
                    Common Stock, $0.001 Par Value.

           (e)    CUSIP Number
                    808 627 103.

Item 3.    Sections 240.13d-2(b) or (c), check whether the person filing is a:
             Not applicable.

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           John N. Kapoor is the President and sole stockholder of EJ Financial Enterprises, Inc. which is the managing general partner of Kapoor - Pharma Investments, L.P. John N. Kapoor serves as the Trustee of the John N. Kapoor Trust dtd. 9/20/89 and the Bob Kapoor 2000 Trust. As such, the ownership interest of John N. Kapoor, Kapoor-Pharma Investments, L.P., the John N. Kapoor Trust dtd. 9/20/89 and the Bob Kapoor 2000 Trust is as follows.


           (a) Amount beneficially owned: See item (9) of cover pages.

           (b) Percent of class: See item (11) of cover pages.

           (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: See item (5)
                          of cover pages.

                  (ii)  Shared power to vote or to direct the vote: See item (6)
                          of cover pages.

                  (iii) Sole power to dispose or to direct the disposition of:
                          See item (7) of cover pages.

                  (iv)  Shared power to dispose or to direct the disposition of:
                          See item (8) of cover pages.



CUSIP No. 808 627 103                                          Page 5 of 8 Pages

CUSIP No.  808 627 103                                         Page 6 of 8 Pages

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

Item 5.    Ownership of Five Percent or Less of a Class
             Not applicable.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Instruction:  Dissolution of a group requires a response to this item.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person
               John N. Kapoor ("Kapoor") is the sole trustee and beneficiary of the John N. Kapoor Trust dtd 9/20/89 (the "JNK Trust") as well as the sole stock holder of E.J. Financial Enterprises. Kapoor is also the sole trustee of the Bob Kapoor 2000 Trust (the "BK Trust"). Kapoor Pharma Investments L.P. (the "Partnership") is a limited partnership organized under the laws of Delaware. E.J. Financial Enterprises, Inc. is the managing general partner of the Partnership. The limited partnership interests of the Partnership are held by various family trusts. The JNK Trust and the BK Trust disclaim shares beneficially owned by the other trust, Kapoor and the Partnership.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
             Not applicable.

Item 8.    Identification and Classification of Members of the Group
               The members of the group filing this Schedule 13G/A are John N.
            Kapoor, Kapoor-Pharma Investments, L.P., John N. Kapoor Trust dtd 9/20/89 and Bob Kapoor 2000 Trust.

Item 9.    Notice of Dissolution of Group
             Not applicable.

Item 10.   Certification
             Not applicable.


























CUSIP No.   808 627 103                                       Page 6 of  8 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        August 4, 2006
                                        ----------------------------------------
                                                          Date
                                        /s/ John N. Kapoor
                                        ----------------------------------------
                                                        Signature
                                        John N. Kapoor, Ph.D.
                                        ----------------------------------------
                                                        Name/Title


                                        August 4, 2006
                                        ----------------------------------------
                                                          Date
                                        /s/ John N. Kapoor
                                        ----------------------------------------
                                                        Signature
                                        ohn N. Kapoor, Ph.D., President, EJ
                                        inancial Enterprises, Inc., as Managing
                                        eneral Partner of Kapoor-Pharma
                                        nvestments, L.P.
                                        ----------------------------------------
                                                        Name/Title


                                        August 4, 2006
                                        ----------------------------------------
                                                          Date
                                        /s/ John N. Kapoor
                                        ----------------------------------------
                                                        Signature
                                        John N. Kapoor, Ph.D., Trustee, John N.
                                        Kapoor Trust dtd 9/20/89
                                        ----------------------------------------
                                                        Name/Title



                                        August 4, 2006
                                        ----------------------------------------
                                                          Date
                                        /s/ John N. Kapoor
                                        ----------------------------------------
                                                        Signature
                                        John N. Kapoor, Ph.D., Trustee, Bob
                                        Kapoor 2000 Trust
                                        ----------------------------------------
                                                        Name/Title